UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 17, 2017 (February 15, 2017)

Genie Acquisition, LLC

as successor to American Realty Capital – Retail Centers of America, Inc.

(Exact Name of Registrant as Specified in Charter)

Maryland	000- 55198	27-3279039
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

405 Park Avenue, 14th Floor New York, New York 10022
(Address, including zip code, of Principal Executive Offices) Registrant's telephone number, including area code: (212) 415-6500

American Realty Capital – Retail Centers of America, Inc.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.03. Material Modification to Rights of Security Holders.

At the effective time of the Merger (as defined below), which occurred on February 16, 2017 (the “Effective Time”), each share of common stock, par value $0.01 per share (“Company Common Stock”), of American Realty Capital – Retail Centers of America, Inc. (the “Company”) issued and outstanding immediately prior to the Effective Time was converted into the right to receive 0.385 shares of common stock of American Finance Trust, Inc. (“AFIN”) and $0.95 in cash. Cash was paid in lieu of fractional shares of common stock of AFIN. In connection with the Partnership Merger (as defined below), each unit of partnership interest of the RCA OP (each, an “RCA OP Unit”) designated as either an OP Unit or a GP Unit held by RCA was exchanged for 0.385 units of limited partnership interest of the AFIN OP (“AFIN OP Units”) and each RCA OP Unit (other than those held by RCA), including each RCA OP Unit designated as a Class B Unit, was exchanged for 0.424 AFIN OP Units.

In addition, immediately prior to the Effective Time, the vesting of certain shares of Company restricted stock was accelerated, and each such share was converted into the right to receive 0.385 shares of common stock of AFIN.

Item 5.01. Changes in Control of Registrant.

On February 16, 2017, the Company completed its merger (the “Merger”) with Genie Acquisition, LLC (“Merger Sub”), a Maryland limited liability company and a wholly owned subsidiary of AFIN, whereby the Company merged with and into Merger Sub, with Merger Sub surviving as a wholly owned subsidiary of AFIN (the “Surviving Entity”). The Merger was effected pursuant to an Agreement and Plan of Merger dated as of September 6, 2016 (the “Merger Agreement”), by and among the Company, AFIN, Merger Sub, the Company Operating Partnership, and the AFIN Operating Partnership. In addition, pursuant to the Merger Agreement, the Company Operating Partnership completed its merger (the “Partnership Merger”) with and into the AFIN Operating Partnership, with the AFIN Operating Partnership being the surviving entity.

The Partnership Merger became effective at 4:15 p.m. pursuant to the Certificate of Merger filed with the State Department of Assessments and Taxation of Maryland with an effective date of February 16, 2017. The Merger became effective at 4:30 p.m. pursuant to the Articles of Merger filed with the State Department of Assessments and Taxation of Maryland with an effective date of February 16, 2017.

The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement, a copy of which was filed as Exhibit 2.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on September 7, 2016.

The Company and AFIN were each sponsored, directly or indirectly, by AR Global Investments, LLC (“AR Global”). AR Global and its affiliates provides investment and advisory services to AFIN, and previously provided such services to the Company, pursuant to written advisory agreements.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Pursuant to the Merger Agreement, each Class B unit of limited partnership interest of the Company Operating Partnership outstanding at the Effective Time, including 71,969 Class B units owned by American Realty Capital Retail Advisor, LLC (the “Advisor”) converted to the right to receive 0.424 AFIN OP Units. In addition, the interest of the Advisor, the special limited partner of the Company OP, in the Company OP was redeemed for a cash payment of approximately $2.8 million.

The foregoing description of the material relationships between AR Global and its affiliates and the parties to the agreements described in this Current Report on Form 8-K is qualified in its entirety by reference to the “The Merger – Interests of the AFIN Advisor and the RCA Advisor in the Merger,” “The Merger – Interests of RCA’s Directors and Executive Officers in the Merger” and “The Merger – Potential Conflicts” sections of the Joint Proxy Statement/Prospectus filed by AFIN and the Company on December 16, 2016.

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

In connection with the consummation of the Merger, at the Effective Time, (i) the certificate of formation of Merger Sub as in effect immediately prior to the Merger became the certificate of formation of the Surviving Entity, and (ii) the limited liability company agreement of Merger Sub as in effect immediately prior to the Merger became the limited liability company agreement of the Surviving Entity.

Item 8.01. Other Events.

Notice of Termination of Distribution Reinvestment Plan

In connection with the Merger, on February 15, 2017, the Company’s board of directors (the “Board”) terminated the Company’s distribution reinvestment plan, effective immediately.

Notice of Termination of Share Repurchase Program

In connection with the Merger, on February 15, 2017, the Board terminated the share repurchase program, effective immediately.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENIE Acquisition, LLC

	By:	AMERICAN FINANCE TRUST, INC., its sole member

Date: February 17, 2017	By:	/s/ Edward M. Weil, Jr.
Edward M. Weil, Jr.
Chief Executive Officer and President

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